Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form F-4 of our report dated March 30, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to supplemental guarantor financial statement information in Note 30.1, which is as of April 23, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AerCap Holdings N.V.’s Report on Form 6-K dated April 23, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ W.J. van der Molen RA

PricewaterhouseCoopers Accountants N.V.
Amsterdam, The Netherlands
July 2, 2015